EXHIBIT (d)(1)(b)

Amended and Restated Schedule A

to the Investment Advisory Agreement between

The Calvert Fund and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated March 1, 2021 between The Calvert Fund and Calvert Research and Management (the “Adviser”) is hereby amended and restated as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual investment advisory fee (the “Fee”) as shown below.

Calvert Core Bond Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.30%

Calvert High Yield Bond Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.48%

Calvert Income Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to and including $2 billion	0.40%
	Over $2 billion up to and including $7.5 billion	0.375%
	Over $7.5 billion up to and including $10 billion	0.35%
	Over $10 billion	0.325%

Calvert Mortgage Access Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.28%

Calvert Short Duration Income Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to and including $750 million	0.28%
	Over $750 million	0.275%

Calvert Ultra-Short Duration Income Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to and including $1 billion	0.26%
	Over $1 billion	0.25%

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 28th day of April, 2022.

The Calvert Fund	Calvert Research and Management

/s/ Deidre E. Walsh	/s/ Michael P. Keane
Name: Deidre E. Walsh	Name: Michael P. Keane
Title: Vice President	Title: Vice President